EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
DIGITAL MUSIC GROUP, INC.
Pursuant to Section 242 of the Delaware
General Corporation Law
          Digital Music Group, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:
          FIRST: The name of the Corporation is Digital Music Group, Inc.
          SECOND: The Certificate of Incorporation of the Corporation is hereby amended to effect a one-for three reverse split of the Common Stock by adding a new paragraph after the first paragraph of Article IV to read as follows:
“As of the beginning of the first business day (the “Effective Date”) after the filing of this Certificate of Amendment, every three issued and outstanding shares of the Corporation’s Common Stock and common stock underlying any and all options, warrants and other securities automatically shall be combined and reclassified into one share of Common Stock, par value $0.01 per share, of the Corporation, thereby giving effect to a one-for-three reverse stock split without further action of any kind (the “Reverse Stock Split”). Each holder of a certificate or certificates that immediately prior to the Effective Date represented outstanding shares of Common Stock shall be entitled to receive, upon surrender of such certificates to the Corporation for cancellation, a certificate or certificates representing the number of whole shares of Common Stock held by such holder on the Effective Date after giving effect to the Reverse Stock Split. No fractional shares of Common Stock shall be issued in the Reverse Stock Split; instead, stockholders who would otherwise be entitled to fractional shares will receive cash equal to that fraction multiplied by the then fair market value of Common Stock. No other exchange, reclassification or cancellation of issued shares shall be effected by this Amendment.”
          THIRD: This Certificate of Amendment of Certificate of Incorporation shall be effective as of November 13, 2007.
          FOURTH: This Certificate of Amendment of Certificate of Incorporation was duly adopted by the requisite vote of the Board of Directors and by the vote of the holders of a majority of the outstanding shares of the Corporation entitled to vote thereon in accordance with Section 242 of the Delaware General Corporation Law.

          IN WITNESS WHEREOF, Digital Music Group, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be executed by its Interim Chief Executive Officer and attested by its Secretary this 13th day of November, 2007.

DIGITAL MUSIC GROUP, INC.

By:
Barth Ballard Interim Chief Executive Officer
ATTEST:

Cliff Haigler Secretary